Contact:
Keting Lin, IR Associate
Alliance Fiber Optic Products, Inc.	February 04, 2015
Phone: 408-736-6900 x188

AFOP REPORTS RECORD ANNUAL SALES AND OPERATING PROFITS FOR 2014.
WITH SEQUENTIAL GROWTH GUIDANCE

Sunnyvale, CA – February 4, 2015 - Alliance Fiber Optic Products, Inc. (Nasdaq GM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the fourth quarter and year ended December 31, 2014.

Revenues for the fourth quarter of 2014 totaled $18,809,000, a 4% increase from revenues of $18,096,000 reported in the previous quarter and a 14% decrease from revenues of $21,804,000 reported in the fourth quarter of 2013. The Company recorded net income for the fourth quarter of 2014 of $3,961,000, or $0.22 per share, compared to $4,303,000, or $0.23 per share for the previous quarter, and compared to net income for the fourth quarter of 2013 of $7,055,000, or $0.38 per share. Included in net income for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013 are an income tax provision adjustment of $216,000, and income tax benefit adjustments of $168,000 and $2,335,000 respectively, as a result of deferred income tax benefits and expenses based on utilization of previous net operating loss. Excluding these adjustments, net income in the fourth quarter of 2014 was $4,177,000, or $0.23 per share, compared to net income in the previous quarter of $4,135,000, or $0.22 per share and net income in the fourth quarter of 2013 of $4,720,000, or $0.26 per share.

Revenues for the year ended December 31, 2014 were $85,987,000, a 13% increase over revenues of $76,070,000 reported in the previous year. Operating income for the year ended December 31, 2014 was $21,603,000, compared with $17,101,000 for the previous year. The Company recorded a net profit for the year ended December 31, 2014 of $17,061,000, or $0.92 per share. This compares with a net profit of $18,808,000, or $1.06 per share, for the year ended December 31, 2013. Included in net income for the year ended December 31, 2014 and the year ended December 31, 2013 are an income tax provision adjustment of $2,841,000 and an income tax benefit adjustment of $2,335,000, respectively, as a result of deferred income tax benefit and expenses based on utilization of net operating loss. Excluding these adjustments, net income in the year ended December 31, 2014 was $19,902,000, or $1.08 per share, compared to net income in the year ended December 31, 2013 of $16,473,000, or $0.93 per share.

“Fiscal year 2014 represented a year of continued record setting growth for AFOP,” commented Peter Chang, President and Chief Executive Officer. “Despite the softer second half of 2014, overall annual revenues grew 13% to a new record level. With our operational efficiency, we achieved quarterly gross margins above the average of our peers throughout the year, which resulted in improved annual gross margins, from 38% in 2013 to 40% in 2014. More importantly, our operating profits increased to record levels again in 2014. In addition,

AFOP increased shareholder value during the year with the declaration of an annual dividend and the launch of a stock buyback program in the last quarter. At the same time, our cash and short-term and long-term investments grew from $57.1 million at the year-end of 2013 to $65.2 million at the year-end of 2014.

“While we are pleased with the continued record financial performance for 2014, we are encouraged by the business prospects in this coming year with the progress we have made with customers and new products, and the continued strong demand in the global Datacom markets. Based on our current bookings, we expect revenues in the first quarter of 2015 to be in the range of $20 million to $22 million. We expect continued sequential quarterly growth in the beginning of 2015, and we believe the prospects remain good for another year of record revenue and profits in 2015.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. PT on February, 4, 2015 to discuss AFOP’s Fourth Quarter and Fiscal Year 2014 financial results as well as the outlook for the First Quarter of 2015. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 61558324. AFOP will also provide a live webcast of its Fourth Quarter and Fiscal Year 2014 Earnings Conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits, margins, business prospects and the time periods thereof, our beliefs regarding demand in data communications markets, growth in the fiber optics industry, and our expectation regarding future demand for our products are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the rate of conversion from copper to fiber technology, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended September 30, 2014. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and short-term investments	$54,580	$46,679
Accounts receivable, net	10,806	11,566
Inventories	9,305	10,630
Deferred tax asset	3,195	6,036
Other current assets	2,058	1,745
Total current assets	79,944	76,656

Long-term investments	10,635	10,453
Property and equipment, net	13,868	13,258
Other assets	212	198
Total assets	$104,659	$100,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,236	$11,657
Accrued expenses and other current liabilities	8,721	7,134
Total current liabilities	17,957	18,791
Long-term liabilities	602	600
Total liabilities	18,559	19,391
Stockholders' equity	86,100	81,174
Total liabilities and stockholders' equity	$104,659	$100,565

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013
Revenues	$18,809	$18,096	$21,804	$85,987	$76,070

Cost of revenues	11,339	10,957	13,230	51,770	46,952
Gross profit	7,470	7,139	8,574	34,217	29,118

Operating expenses:
Research and development	1,096	1,068	1,006	4,340	3,702
Selling, marketing and administrative	1,954	1,924	2,337	8,274	8,315
Total operating expenses	3,050	2,992	3,343	12,614	12,017

Income from operations	4,420	4,147	5,231	21,603	17,101
Interest and other income, net	209	226	239	769	708
Net income before tax	4,629	4,373	$5,470	$22,372	$17,809
Benefit (provision) for income taxes	(668)	(70)	1,585	(5,311)	999
Net income	$3,961	$4,303	7,055	$17,061	$18,808

Net income per share:
Basic	$0.22	$0.23	$0.38	$0.92	$1.06
Diluted	$0.21	$0.23	$0.37	$0.90	$1.02

Shares used in per share calculation:
Basic	18,366	18,629	18,382	18,488	17,785
Diluted	18,727	19,103	19,198	18,935	18,481

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$113	$87	$158	$492	$373
Research and development	44	44	83	234	232
Selling, marketing and administrative	321	305	422	1,435	1,312
Total	$478	$436	$663	$2,161	$1,917

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Reconciliations from GAAP to Non-GAAP
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013
Gross Profit Reconciliation
GAAP gross profit	$7,470	$7,139	$8,574	$34,217	$29,118
Stock-based compensation expense	113	87	158	492	373
Adjusted (non-GAAP) gross profit	$7,583	$7,226	$8,732	$34,709	$29,491
Adjusted (non-GAAP) gross margin	40.3%	39.9%	40.0%	40.4%	38.8%
Operating Expense Reconciliation
GAAP operating expenses	$3,050	$2,992	$3,343	$12,614	$12,017
Stock-based compensation expense	365	349	505	1,669	1,544
Adjusted (non-GAAP) operating expenses	$2,685	$2,643	$2,838	$10,945	$10,473
Income from Operations Reconciliation
GAAP income from operations	$4,420	$4,147	$5,231	$21,603	$17,101
Adjustments related to gross profit	113	87	158	492	373
Adjustments related to operating expense	365	349	505	1,669	1,544
Adjusted (non-GAAP) income from operations	$4,898	$4,583	$5,894	$23,764	$19,018
Adjusted (non-GAAP) operating margin	26.0%	25.3%	27.0%	27.6%	25.0%
Net Income Reconciliation
GAAP net income	$3,961	$4,303	$7,055	$17,061	$18,808
Adjustments related to gross profit	113	87	158	492	373
Adjustments related to operating expense	365	349	505	1,669	1,544
Income tax (benefit) provision adjustments	216	(168)	(2,335)	2,841	(2,335)
Adjusted (non-GAAP) net income	$4,655	$4,571	$5,383	$22,063	$18,390
Weighted average shares outstanding
Basic	18,366	18,629	18,382	18,488	17,785
Diluted	18,727	19,103	19,198	18,935	18,481
Net Income per Common Share - Basic:
GAAP as reported	$0.22	$0.23	$0.38	$0.92	$1.06
Non-GAAP as adjusted	$0.25	$0.25	$0.29	$1.19	$1.03
Net Income per Common Share - Diluted:
GAAP as reported	$0.21	$0.23	$0.37	$0.90	$1.02
Non-GAAP as adjusted	$0.25	$0.24	$0.28	$1.17	$1.00
Non-GAAP EBITDA
Non-GAAP net income	$4,655	$4,571	$5,383	$22,063	$18,390
Depreciation expense	658	748	662	2,798	2,175
Interest income	(197)	(198)	(178)	(755)	(686)
Income tax expense	452	238	750	2,470	1,336
Non-GAAP EBITDA	$5,568	$5,359	$6,617	$26,576	$21,215

Use of Non-GAAP Financial Information

The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP basic and diluted net income per share and EBITDA as supplemental information. In computing these non-GAAP financial measures, the company excludes certain items included under GAAP, including stock-based compensation expense and income tax provision adjustments. In computing EBITDA, the company also excludes interest income, provision for (benefit from) income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess the company’s relative performance. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in our industry, as other companies may calculate such financial results differently. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to the financial measures derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion of this press release.